UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 12, 2009 (June 10, 2009)

(Date of Earliest Event Reported)

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13283	23-1184320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 300 100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On June 10, 2009, Penn Virginia Corporation (the “Company”) and certain of its subsidiaries named therein (the “Guarantors”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities Inc., as representative of the several underwriters named therein (the “Underwriters”), to sell an aggregate of $300,000,000 principal amount of the Company’s 10.375% Senior Notes due 2016 (the “Notes”) to the Underwriters (the “Offering”). The Notes will be unconditionally guaranteed by the Guarantors.

A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1, is incorporated herein by reference and is hereby filed. The description of the Underwriting Agreement in this report is a summary and is qualified in its entirety by the terms of the Underwriting Agreement. The net proceeds from the sale of the Notes are estimated to be approximately $282.0 million (after deducting underwriting discounts and commissions and estimated expenses).

Certain of the Underwriters are also lenders under the Company’s revolving credit facility (the “Revolver”). More than 10% of the net proceeds of the sale of the Notes will be paid to affiliates of the Underwriters as a result of the repayment of a portion of the borrowings outstanding under the Revolver. In addition, Wells Fargo Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, which is one of the Underwriters, will be the trustee under the indenture governing the Notes and is the trustee under the indenture governing the Company’s 4.50% Convertible Senior Subordinated Notes due 2012.

The Underwriters and their affiliates have provided in the past to the Company and its affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for the Company and its affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the Underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in the Company’s debt or equity securities or loans.

The Offering was made pursuant to a shelf registration statement on Form S-3 (File No. 333-143852), which became effective upon its filing with the Securities and Exchange Commission (the “Commission”) on June 18, 2007 and registration statement on Form S-3 (File No. 333-159890) pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”), which became effective upon its filing with the Commission on June 10, 2009.

Item 7.01	Regulation FD Disclosure.

On June 11, 2009, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the above information and the press release are being furnished under Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information and exhibit be incorporated by reference into any filing under the Securities Act or the Exchange Act except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Item

1.1	Underwriting Agreement, dated June 10, 2009, among Penn Virginia Corporation, the subsidiary guarantors named therein and the representative of the several underwriters named therein relating to the 10.375% Senior Notes due 2016.

99.1	Penn Virginia Corporation press release dated June 11, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2009

Penn Virginia Corporation

By:	/s/ Nancy M. Snyder
Name:	Nancy M. Snyder
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

EXHIBIT INDEX

Exhibit No.	Item

1.1	Underwriting Agreement, dated June 10, 2009, among Penn Virginia Corporation, the subsidiary guarantors named therein and the representative of the several underwriters named therein relating to the 10.375% Senior Notes due 2016.

99.1	Penn Virginia Corporation press release dated June 11, 2009.